EXHIBIT 99.2
FOR IMMEDIATE RELEASE:
Arcadia Resources Completes $10 Million Equity Funding
SOUTHFIELD, MI: January 3, 2007: Arcadia Resources, Inc. (Amex: KAD), announced the completion of a new $10 million equity funding. The investment was made by one of the largest mutual fund families in the United States of America. The Shemano Group, an investment bank headquartered in San Francisco, acted as placement agent.
“We are very pleased to have these particular funds as new shareholders in Arcadia,” said Chairman and CEO, John E. Elliott II. “This capital facilitates our current business plan to open walk-in, routine (non-emergency) medical clinics contracted for development within host sites. Recently, we opened three clinics in Nevada, one in Indiana and three in Michigan. We are contracted to open a total of 34 sites over the next three months.
We continue to believe the furtherance of consumer-driven health care is quickly evolving for patients in the United States. We intend to be part of this important movement toward more patient choice — driven by accessibility, lifestyle choices and personal spending latitude, rather than by insurance or managed care companies or the traditional government programs. We expect our emerging consumer healthcare business to represent a key component in the future development of healthcare delivery.”
About Arcadia Resources
Arcadia Resources, Inc. is a national provider of home care services and products, including respiratory and durable medical equipment; non-medical and medical staffing, including travel nursing; a mail-order pharmacy; and a catalog of health care-oriented products, also available for purchase on www.arcadiahomehealth.com and other leading retailer websites. Through industry partnerships, the Company is also establishing walk-in routine (non-emergency) medical clinics inside of supercenter retail stores. Arcadia’s comprehensive solutions help organizations operate more effectively and with greater flexibility, while enabling individuals to manage illness and injury in the comfort of their own homes or through the convenience of local health care sites. For more information, visit: www.arcadiaresourcesinc.com.
     Any statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21A of the Securities Exchange Act of 1934, as amended, if applicable to the Company, and otherwise within the meaning of court opinions construing such forward-looking statements. The Company claims all safe harbor and other legal protections provided to it by law for all of its forward-looking statements. Forward-looking statements involve known and unknown risks, estimates, uncertainties and other factors, which could cause actual financial or operating results, performances or achievements expressed or implied by such forward-looking statements not to occur or be realized, including our estimates of consumer demand for retail store health clinic services, required capital investment, build-out schedules, competition, and other factors. Actual results may differ materially from those anticipated or implied in the forward-looking statements, which speak only as of the date hereof. Additional information that could materially affect the Company may be found in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or alter its forward-looking statements, except as may be required by law.

Investor Contact:	Krista Finkbeiner at Arcadia Resources, Inc., (239) 434-8884.
Media Contact:	Walter Kraft at Caponigro Public Relations Inc., (248) 355-3200.